Exhibit 10.6

SHARE ESCROW AGREEMENT

     THIS SHARE ESCROW AGREEMENT (Agreement”) is effective as of January 9, 2009 among First American Title Company (the "Escrow Agent"), Aera Energy LLC, a California limited liability company (“Aera”), Global Greensteam LLC, a California limited liability company (“Greensteam”), and Global Green Solutions, Inc., a Nevada corporation (the “Company”). Collectively the Escrow Agent, Aera, Greensteam and the Company are referred to herein as the “Parties.”

RECITALS

     WHEREAS, Greensteam and Aera are parties to a First Amendment to Program Agreement to be effective as of October 22, 2008 (the “Amended Agreement”) which amends certain provisions of a Program Agreement between Aera and Greensteam dated March 31, 2008.

     WHEREAS, the Amended Agreement provides that Greensteam will cause the Company to issue 20 million shares of its common stock (the “Shares”) in the name of Aera and deposit the Shares with an escrow agent.

     WHEREAS, the Amended Agreement provides that the Shares, or any portion thereof, will be released by the escrow agent to Aera if Aera is due certain termination fees under the Amended Agreement, Greensteam fails to pay such fees in cash, and Aera elects at its option to take the Shares in exchange for such fees.

     WHEREAS, the Amended Agreement provides that any and all of the Shares that are not released to Aera will be returned to the Company when there are no longer any situations that may require payment of any termination fees to Aera.

     WHEREAS, the Escrow Agent has agreed to hold the Shares in accordance with the terms and conditions set forth herein.

AGREEMENT

     Now, therefore, in consideration of the foregoing, it is hereby agreed as follows:

     1.     Establishment of Escrow. Effective as of January 9, 2009, Greensteam, Aera, and the Company hereby establish an escrow with the Escrow Agent. The Company agrees that in accordance with the Amended Agreement it will deposit with the Escrow Agent one or more stock certificates representing the Shares.

     2.     Appointment and Status of the Escrow Agent. Greensteam, the Company and Aera hereby appoint and designate the Escrow Agent for the purposes set forth herein. Aera, Greensteam, and the Company each agree and acknowledge that the Escrow Agent is acting as an independent escrow agent and does not represent any of the parties with regard to the transaction contemplated in the Amended Agreement or under this Agreement.

     3.     Escrow Period. The escrow period shall begin on January 9, 2009 and shall automatically terminate on January 9, 2014 (the “Termination Date”). Alternatively, this Agreement shall terminate in its entirety when the Shares are released by the Escrow Agent as provided in Paragraph 4 below. If on January 9, 2014, any shares remain in escrow, either the Parties may agree to extend this Agreement, or Aera, the Company, and Greensteam shall arrange to replace it with an equivalent agreement and another escrow agent effective January 10, 2014.

     4.     Disbursements from Escrow. The Parties agree that the Escrow Agent shall hold the Shares in its possession until:

a.

The receipt of a written confirmation signed by both Greensteam and Aera instructing the Escrow Agent to release any portion of the Shares to Aera, the Company or another escrow agent. The written notice shall instruct the Escrow Agent as to the time, place, and manner to deliver the Shares. The parties agree and acknowledge that if less than all of the Shares are to be released to Aera pursuant to the Amended Agreement, the Escrow Agent shall continue to hold any remaining Shares until instructed otherwise.

     Or

b.

The receipt of written confirmation signed by both Greensteam and Aera that the Amended Agreement is terminated. Upon receipt of such notification the Escrow Agent shall return any remaining Shares to the Company at the address provided herein.

     5.     Fee. For the performance of its duties hereunder, the Escrow Agent will be paid a fee of $4,500 with the Fee to be paid by Greensteam.

     6.     Liability of the Escrow Agent. The Escrow Agent shall have no liability by reason of acting as Escrow Agent except for acts of malfeasance or intentional wrongdoing and will act only in good faith and pursuant to the written instructions of Greensteam and Aera. The Escrow Agent may conclusively rely on, and shall be protected, when it acts in good faith upon any statement, certificate, notice, request, consent, order or other document which it believes to be genuine and which has been signed by the proper parties. Provided it uses due care, the Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless it is indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken, or omitted, in good faith upon advice of such counsel.

     7.     Dispute Resolution. If at any time a dispute shall exist as to the duties of the Escrow Agent and the terms hereof, the Escrow Agent may deposit the certificate(s) representing the Shares with the Clerk of a Court in the County of Kern, State of California, and may interplead the parties hereto. Upon so depositing such certificates and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof. The parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of said court.

     8.     Recognition of Orders of Court. Except as provided in Paragraph 4 hereof, the Escrow Agent is hereby expressly authorized and directed to disregard any and all notices or warnings given by any of the parties hereto, or by any other person or corporation, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments or decrees of any court, and in case the said Escrow Agent obeys or complies with any such order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

     9.     Indemnification to Escrow Agent. Greensteam, Aera, and the Company each hereby agree, jointly and severally, to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder or the performance of its duties hereunder, excepting gross negligence or willful misconduct on the part of the Escrow Agent, including any litigation arising from this Agreement or involving the subject matter hereof.

     10.    Modification; Waiver. This Agreement may not be changed or terminated orally, and no provisions hereof may be waived unless in writing, signed by the party against whom such waiver is asserted.

     11.    Notices. All notices, demands or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, by courier, or by tested telex, telegram or cable to:

In the case of Greensteam:

Global Greensteam, LLC
789 West Pender Street, Suite 1010
Vancouver, BC
Canada, V6C 1H2
Attn: Craig Harting
Fax: 604-606-7980

In the case of the Company:

Global Green Solutions, Inc.
789 West Pender Street, Suite 1010
Vancouver, BC
Canada, V6C 1H2
Attn: Douglas Frater
Fax: 604-606-7980

In the case of the Escrow Agent:

First American Title Company
9201 Camino Media #100
Bakersfield, CA 93311
Attn: Nancy J. Smith
Fax: 866-780-1520

In the case of Aera:

Aera Energy LLC
10000 Ming Ave.
Box 11164
Bakersfield, CA 93311
Attn: Phiroze Patel
Fax: 661-665-5193

     12.    Governing Law; Benefit. The validity, interpretation and construction of this Agreement and each part hereof shall be governed by the laws of the State of California, and this Agreement shall bind and inure to the parties hereto and their respective representatives, successors and assigns.

     13.    No Voting or Disposition Rights. The Parties agree that Aera shall have no voting rights with respect to, and no voting rights will be exercised by Aera or the Escrow Agent for any of the Shares that are held in escrow. In addition, Aera shall have no right to dispose, or direct the disposition, of any of the Shares that are held in escrow prior to such time, if ever, as Greensteam shall have failed to pay any termination fees it is obligated to pay to Aera under the

Amended Agreement and Aera shall have exercised its option to take the Shares in exchange for unpaid termination fees.

     14.     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the Escrow Agent, the Consultant and the Company have entered into this Agreement on the day and year first written above.

FIRST AMERICAN TITLE COMPANY

By:  NANCY J. SMITH
Name & Title:  Nancy J. Smith
                        Escrow Officer

GLOBAL GREENSTEAM LLC

By:  CRAIG HARTING
       Craig Harting, Director

GLOBAL GREEN SOLUTIONS INC.

By:  J. DOUGLAS FRATER
       Douglas Frater, President

AERA ENERGY, LLC

By: VAN N. SCHULTZ

Name & Title:  Van N. Schultz
                        Senior V.P.